Exhibit 99.1

Cirrus Logic Reports Fiscal Fourth Quarter Revenue of $91.4 Million, Up 46 Percent Year-Over-Year

Fiscal Year 2011 Revenue Climbs 67 Percent to $370 Million

AUSTIN, Texas--(BUSINESS WIRE)--April 28, 2011--Cirrus Logic, Inc. (Nasdaq: CRUS), a leader in high-precision analog and digital signal processing components, today announced financial results for the fourth quarter and fiscal year 2011, which ended March 26, 2011.

Revenue for the quarter was $91.4 million, up 46 percent compared to $62.6 million in the same quarter a year ago, and down 4 percent sequentially from $95.6 million in the previous quarter. Revenue for fiscal year 2011 totaled $370 million, a 67 percent increase compared to $221 million in fiscal year 2010.

Gross margin for the quarter was 50 percent, and reflects the charge of $4.2 million related to the production issue the company disclosed on April 14, 2011. This compares to gross margins of 56 percent in the fourth quarter a year ago, and 55 percent in the previous quarter. The company’s long term gross margin target remains 55 percent. Gross margin for fiscal year 2011 was 55 percent, compared to 54 percent in fiscal year 2010.

Total GAAP operating expenses for the quarter were $32.4 million, compared to $29.4 million in the previous quarter. Non-GAAP operating expenses for the quarter were $29.7 million compared to $28.0 million in the previous quarter.

GAAP operating margin was 15 percent for the March quarter and 23 percent for fiscal year 2011. Operating margin on a non-GAAP basis was 18 percent for the March quarter and 24 percent for fiscal year 2011.

GAAP net income for the quarter was $130.4 million, or $1.80 per share, based on 72.3 million average diluted shares outstanding and $203.5 million, or $2.82 per share, based on 72.1 million average diluted shares for fiscal year 2011. Net income includes a $117 million net tax benefit, as the company revalued the deferred tax asset due to improved business performance. Non-GAAP net income for the quarter was $16.0 million, or $0.22 per diluted share and $89.3 million, or $1.24 per diluted share for fiscal year 2011.

A reconciliation of the non-GAAP charges is included in a table below.

“FY11 was an outstanding year for Cirrus Logic, as we grew revenue 67 percent, maintained our 55 percent gross margins target, and increased operating profit from 13 percent to 24 percent on a non-GAAP basis,” said Jason Rhode, president and chief executive officer, Cirrus Logic. “We have made excellent progress on our strategic initiatives in both audio and energy, and we expect meaningful new product introductions from multiple customers throughout the year.”

Outlook for First Quarter FY 2012 (ending June 25, 2011):

  Revenue is expected to range between $88 million and $94 million;
  Gross margin is expected to be between 51 percent and 54 percent, and reflects the residual impact of the production yield issues the company disclosed on April 14, 2011; and
  Combined R&D and SG&A expenses are expected to range between $32 million and $35 million, which include approximately $2.7 million in share-based compensation and amortization of acquisition-related intangibles expenses.

Other Highlights and Company News

  A new ultra low power DSP, optimized for portable devices, is ramping into production.
  Total cash from operations was $20.4 million for the March quarter and $86.9 million for fiscal year 2011, an increase of approximately 246% compared with fiscal year 2010.
  Total employee headcount during the quarter increased to 570 employees, a net increase of 21 employees.
  The company began construction on its new headquarters facility at 800 W. Sixth Street in downtown Austin, which is expected to be completed in the summer of 2012.
  Jason Rhode, president and chief executive officer, will be presenting at the Jefferies Global Technology Conference in New York on May 13, at 9:00 a.m. EDT. A live webcast will be available in the Investor Relations section of the Cirrus Logic website.

Conference Call

Cirrus Logic management will hold a conference call to discuss the company’s results for the fourth quarter and fiscal year 2011, on April 28, at 10:30 a.m. EDT. The conference call will be simulcast over the internet in the Investor Relations section of the company website at http://investor.cirrus.com. A replay of the conference call will be available on the website listed above beginning one hour following the completion of the call, or by calling (303) 590-3030, or toll-free at (800) 406-7325 (Access Code: 4430704).

Shareholders who would like to submit a question to be addressed during the call are requested to email investor.relations@cirrus.com.

Cirrus Logic, Inc.

Cirrus Logic develops high-precision, analog and mixed-signal integrated circuits for a broad range of innovative customers. Building on its diverse analog and signal-processing patent portfolio, Cirrus Logic delivers highly optimized products for a variety of audio and energy-related applications. The company operates from headquarters in Austin, Texas, with offices in Tucson, Ariz., Europe, Japan and Asia. More information about Cirrus Logic is available at www.cirrus.com.

Use of non-GAAP Financial Information

To supplement Cirrus Logic's financial statements presented on a GAAP basis, Cirrus has provided non-GAAP financial information, including operating expenses, net income, operating margin and diluted earnings per share. A reconciliation of the adjustments to GAAP results is included in the tables below. Non-GAAP financial information is not meant as a substitute for GAAP results, but is included because management believes such information is useful to our investors for informational and comparative purposes. In addition, certain non-GAAP financial information is used internally by management to evaluate and manage the company. As a note, the non-GAAP financial information used by Cirrus Logic may differ from that used by other companies. These non-GAAP measures should be considered in addition to, and not as a substitute for, the results prepared in accordance with GAAP.

Safe Harbor Statement

Except for historical information contained herein, the matters set forth in this news release contain forward-looking statements, including our estimates of first quarter fiscal year 2012 revenue, our future growth rate, gross margin, combined research and development and selling, general and administrative expense levels, share-based compensation expense, and amortization of acquired intangible expenses. In some cases, forward-looking statements are identified by words such as “expect,” “anticipate,” “target,” “project,” “believe,” “goals,” “opportunity,” “estimates,” “intend,” and variations of these types of words and similar expressions. In addition, any statements that refer to our plans, expectations, strategies or other characterizations of future events or circumstances are forward-looking statements. These forward-looking statements are based on our current expectations, estimates and assumptions and are subject to certain risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, but are not limited to, the following: the level of orders and shipments during the first quarter of fiscal year 2012, as well as customer cancellations of orders, or the failure to place orders consistent with forecasts; the loss of a key customer; and the risk factors listed in our Form 10-K for the year ended March 27, 2010, and in our other filings with the Securities and Exchange Commission, which are available at www.sec.gov. The foregoing information concerning our business outlook represents our outlook as of the date of this news release, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new developments or otherwise.

Cirrus Logic and Cirrus are trademarks of Cirrus Logic Inc.

CRUS-F

Summary financial data follows:

CIRRUS LOGIC, INC.
CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
(unaudited)
(in thousands, except per share data)

	Three Months Ended			Twelve Months Ended

	Mar. 26,	Dec. 25,	Mar. 27,	Mar. 26,	Mar. 27,
	2011	2010	2010	2011	2010
	Q4'11	Q3'11	Q4'10	Q4'11	Q4'10
Audio products	$66,965	$72,716	$40,540	$264,840	$153,661
Energy products	24,468	22,909	22,099	104,731	67,328
Net revenue	91,433	95,625	62,639	369,571	220,989
Cost of sales	45,415	43,163	27,355	167,576	102,258
Gross Profit	46,018	52,462	35,284	201,995	118,731

Operating expenses:
Research and development	17,044	16,348	13,724	63,934	51,421
Selling, general and administrative	15,252	13,431	12,678	58,066	45,923
Restructuring and other costs, net	-	(395)	572	6	493
Charge (benefit) from non-marketable securities	-	-	-	500	(500)
Provision (benefit) for litigation expenses and settlements	57	(30)	-	162	(2,610)
Patent purchase agreement, net	-	-	-	(4,000)	(1,400)
Total operating expenses	32,353	29,354	26,974	118,668	93,327

Operating income	13,665	23,108	8,310	83,327	25,404

Interest income, net	187	212	237	860	1,345
Other income (expense), net	40	(31)	(20)	27	(66)
Income before income taxes	13,892	23,289	8,527	84,214	26,683
Benefit for income taxes	(116,514)	(1,332)	(11,831)	(119,289)	(11,715)
Net income	$130,406	$24,621	$20,358	$203,503	$38,398

Basic income per share:	$1.91	$0.36	$0.31	$3.00	$0.59
Diluted income per share:	$1.80	$0.34	$0.31	$2.82	$0.59

Weighted average number of shares:
Basic	68,164	68,074	65,517	67,857	65,338
Diluted	72,344	71,695	66,595	72,103	65,626

Prepared in accordance with Generally Accepted Accounting Principles

CIRRUS LOGIC, INC.
CONSOLIDATED CONDENSED BALANCE SHEET
(unaudited)
(in thousands)

	Mar. 26,	Dec. 25,	Mar. 27,
	2011	2010	2010
ASSETS
Current assets
Cash and cash equivalents	$37,039	$28,491	$16,109
Restricted investments	5,786	5,755	5,855
Marketable securities	159,528	156,052	85,384
Accounts receivable, net	39,098	37,266	23,963
Inventories	40,497	40,196	35,396
Other current assets	37,522	22,612	18,148
Total Current Assets	319,470	290,372	184,855

Long-term marketable securities	12,702	-	34,278
Property and equipment, net	34,563	32,919	18,674
Intangibles, net	20,125	20,688	21,896
Goodwill	6,027	6,027	6,027
Deferred tax asset	102,136	360	339
Other assets	1,598	1,618	1,541
Total Assets	$496,621	$351,984	$267,610

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$27,639	$25,371	$20,340
Accrued salaries and benefits	12,402	9,509	9,962
Other accrued liabilities	5,169	5,034	5,100
Deferred income on shipments to distributors	6,844	7,108	6,488
Total Current Liabilities	52,054	47,022	41,890

Long-term restructuring accrual	113	179	596
Other long-term obligations	6,075	6,113	6,523

Stockholders' equity:
Capital stock	991,947	982,610	952,803
Accumulated deficit	(552,814)	(683,220)	(733,553)
Accumulated other comprehensive loss	(754)	(720)	(649)
Total Stockholders' Equity	438,379	298,670	218,601
Total Liabilities and Stockholders' Equity	$496,621	$351,984	$267,610

Prepared in accordance with Generally Accepted Accounting Principles

CIRRUS LOGIC, INC.
RECONCILIATION BETWEEN GAAP AND NON-GAAP FINANCIAL INFORMATION
(unaudited, in thousands, except per share data)
(not prepared in accordance with GAAP)

Non-GAAP financial information is not meant as a substitute for GAAP results, but is included because management believes such information is useful to our investors for informational and comparative purposes. In addition, certain non-GAAP financial information is used internally by management to evaluate and manage the company. As a note, the non-GAAP financial information used by Cirrus Logic may differ from that used by other companies. These non-GAAP measures should be considered in addition to, and not as a substitute for, the results prepared in accordance with GAAP.

	Three Months Ended			Twelve Months Ended

	Mar. 26,	Dec. 25,	Mar. 27,	Mar. 26,	Mar. 27,
	2011	2010	2010	2011	2010
Net Income Reconciliation	Q4'11	Q3'11	Q4'10	Q4'11	Q4'10
GAAP Net Income	$130,406	$24,621	$20,358	$203,503	$38,398
Amortization of acquisition intangibles	353	353	404	1,429	1,616
Stock based compensation expense	2,294	1,467	1,181	8,142	5,314
Facility Related adjustments	-	-	-	(96)	(397)
International sales reorganization charges	-	-	-	790	-
Provision (benefit) for litigation expenses and settlements	57	(30)	-	162	(2,610)
Restructuring and other costs, net	-	(395)	572	6	493
Charge (benefit) from non-marketable securities	-	-	-	500	(500)
Patent purchase agreement, net	-	-	-	(4,000)	(1,400)
Benefit for income taxes	(117,078)	(1,847)	(11,838)	(121,154)	(11,838)
Non-GAAP Net Income	$16,032	$24,169	$10,677	$89,282	$29,076

Earnings Per Share Reconciliation
GAAP Diluted income per share	$1.80	$0.34	$0.31	$2.82	$0.59
Effect of Amortization of acquisition intangibles	-	-	-	0.02	0.02
Effect of Stock based compensation expense	0.03	0.02	0.02	0.11	0.08
Effect of Facility Related adjustments	-	-	-	-	(0.01)
Effect of International sales reorganization charges	-	-	-	0.01	-
Effect of Provision (benefit) for litigation expenses and settlements	-	-	-	-	(0.04)
Effect of Restructuring and other costs, net	-	-	0.01	-	0.01
Effect of Charge (benefit) from non-marketable securities	-	-	-	0.01	(0.01)
Effect of Patent purchase agreement, net	-	-	-	(0.05)	(0.02)
Effect of Benefit for income taxes	(1.61)	(0.02)	(0.18)	(1.68)	(0.18)
Non-GAAP Diluted income per share	$0.22	$0.34	$0.16	$1.24	$0.44

Operating Income Reconciliation
GAAP Operating Income	$13,665	$23,108	$8,310	$83,327	$25,404
GAAP Operating Margin	15%	24%	13%	23%	11%
Amortization of acquisition intangibles	353	353	404	1,429	1,616
Stock compensation expense - COGS	78	46	61	243	211
Stock compensation expense - R&D	924	579	501	2,641	1,881
Stock compensation expense - SG&A	1,292	842	619	5,258	3,222
Facility Related adjustments	-	-	-	(96)	(397)
International sales reorganization charges	-	-	-	790	-
Provision (benefit) for litigation expenses and settlements	57	(30)	-	162	(2,610)
Restructuring and other costs, net	-	(395)	572	6	493
Charge (benefit) from non-marketable securities	-	-	-	500	(500)
Patent purchase agreement, net	-	-	-	(4,000)	(1,400)
Non-GAAP Operating Income	$16,369	$24,503	$10,467	$90,260	$27,920
Non-GAAP Operating Margin	18%	26%	17%	24%	13%

Operating Expense Reconciliation
GAAP Operating Expenses	$32,353	$29,354	$26,974	$118,668	$93,327
Amortization of acquisition intangibles	(353)	(353)	(404)	(1,429)	(1,616)
Stock compensation expense - R&D	(924)	(579)	(501)	(2,641)	(1,881)
Stock compensation expense - SG&A	(1,292)	(842)	(619)	(5,258)	(3,222)
Facility Related adjustments	-	-	-	96	397
International sales reorganization charges	-	-	-	(790)	-
Benefit (provision) for litigation expenses and settlements	(57)	30	-	(162)	2,610
Restructuring and other costs, net	-	395	(572)	(6)	(493)
Benefit (charge) from non-marketable securities	-	-	-	(500)	500
Patent purchase agreement, net	-	-	-	4,000	1,400
Non-GAAP Operating Expenses	$29,727	$28,005	$24,878	$111,978	$91,022

CONTACT:
Cirrus Logic, Inc.
Thurman K. Case, 512-851-4125
Chief Financial Officer
Investor.Relations@cirrus.com